                                                               EXHIBIT 99.(c)(2)


July 21, 1998



Framatome Connectors International
Tour Framatome 1, place de la Coupole
92084 PARIS LA DEFENSE CEDEX


Ladies and Gentlemen:

              The purpose of this letter agreement is to reflect the basis upon which Berg Electronics Corp. ("Company") is willing to provide certain Information (hereinafter defined) to Framatome Connectors International ("Recipient") for use in connection with a possible transaction between Recipient and the Company ("Possible Transaction").

              For purposes of this letter agreement, "Information" shall mean all information, documents, and materials that relate to the Possible Transaction or to the Company or its businesses, operations, or other affairs and that are furnished to Recipient or its representatives by or on behalf of the Company, provided that the term "Information" shall not include any information, documents, or materials that (i) are or become generally available to the public other than as a result of a disclosure by Recipient or any of its representatives in violation of this agreement or (ii) are or become available to Recipient or its representatives on a non-confidential basis from a source other than the Company or any of its representatives if such source is not known by Recipient or any of its representatives to be (A) bound by a confidentiality agreement with the Company or any of its representatives or (B) otherwise prohibited from transmitting the affected information, documents, or materials to Recipient or any of its representatives by any contractual, legal, or fiduciary obligation.

              All Information received by Recipient or its representatives shall be used solely for the purpose of assisting Recipient in evaluating the Possible Transaction and not in any manner detrimental to the Company. Except as required by law, judicial or governmental order, or other legal process or pronouncement (including any discovery request) (collectively, "Law"), neither Recipient nor its representatives shall, without the Company's prior written consent, disclose any Information to any person or entity other than Recipient's representatives on a need to know basis. Recipient shall be liable to the Company for any breaches of this letter agreement by any of Recipient's representatives.

              In addition, without the prior written consent of the Company or except as required by Law, Recipient will not, and will direct its representatives not to, disclose to any person either the fact that discussions with respect to the Possible Transaction are taking place or any of the terms, conditions or other facts with respect to the Possible Transaction.

Framatome Connectors International
July 21, 1998
Page 2

              In the event Recipient or any of its representatives are requested or required by Law to disclose any Information, Recipient will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy, and Recipient will cooperate with the Company to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained, Recipient and its representatives will furnish only that portion of the Information that, in the reasonable opinion of Recipient's counsel, is legally required to be disclosed and will use Recipient's reasonable best efforts to obtain assurances that confidential treatment will be accorded to such Information.

              Recipient hereby acknowledges that the Information is being furnished in consideration of Recipient's agreement that Recipient and Recipient's affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), will not (and Recipient and Recipient's affiliates will not assist or encourage others to) directly or indirectly, for a period of eighteen (18) months from the date hereof: (a) make any public announcement with respect to, or submit any proposal for, a transaction (excluding commercial transactions in the ordinary course of business) between the Company and Recipient (and/or any of Recipient's affiliates or any person acting in concert with Recipient) or any such transaction involving the Company, unless such proposal is directed and disclosed solely to the management of the Company or its designated representatives; (b) by purchase or otherwise, acquire, offer to acquire, or agree to acquire, ownership of any assets or businesses of the Company or its affiliates or of any securities issued by the Company or its affiliates or any direct or indirect rights (including convertible securities) or options to acquire such ownership (or otherwise act in concert with any person which so acquires, offers to acquire, or agrees to acquire); (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to, or seek to advise or influence any person with respect to, the voting of any securities issued by the Company; (d) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other person to initiate any stockholder proposal; (e) acquire or affect the control of the Company or directly or indirectly participate in or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) which owns or seeks to acquire ownership of voting securities of the Company, or to acquire or affect control of the Company; (f) call or seek to have called any meeting of the stockholders of the Company or execute any written consent in lieu of a meeting of holders of any securities of the Company; (g) seek election or seek to place a representative on the Board of Directors of the Company or seek the removal of any member of the Board of Directors; (h) otherwise, directly or indirectly, alone or in concert with others, seek to influence or control the management, Board of Directors or

Framatome Connectors International
July 21, 1998
Page 3

policies of the Company or any of its affiliates; or (i) request any waiver, modification, termination or amendment of this paragraph or the relinquishment by the Company of any rights with respect thereto except in connection with a proposal submitted in the manner contemplated by clause (a) of this paragraph.

              Recipient acknowledges that it is aware, and that Recipient will advise Recipient's representatives who are informed of the Possible Transaction, that the United States securities laws prohibit any person who has material, nonpublic information concerning a company from purchasing or selling securities of that company or disclosing such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

              Without the prior written consent of the Company, Recipient and its affiliates will not, for a period of two (2) years from the date hereof, solicit any officer or general manager of the Company to become employed or otherwise retained by Recipient or any of its affiliates; provided, that nothing herein shall prohibit any advertisement or general solicitation that is not specifically targeted at such officers, managers or key employees nor shall it prohibit the solicitation of any such officer, manager or key employee who (i) initiates employment discussions with you or your affiliates or (ii) is not employed by the Company on the date you first solicit such officer, manager or key employee.

              Recipient acknowledges that neither the Company nor any of its representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information and that the Company expressly disclaims any and all liability that may be based on the Information, errors therein and omissions therefrom, and Recipient expressly agrees that neither the Company nor any of its representatives shall have any liability to Recipient or any other person resulting from the use of the Information.

              Neither the Company nor Recipient shall be under any obligation to proceed with or consummate any Possible Transaction except as provided in a definitive written agreement that is duly authorized, executed, and delivered by both such parties.

              Upon the request of the Company, Recipient shall return or destroy, and shall cause its representatives to return or destroy (in each case at the Company's option), all originals and copies of all Information held by Recipient or its representatives.

              Recipient agrees that money damages would not be sufficient remedy for any breach of this letter agreement by Recipient or its representatives, and that in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

Framatome Connectors International
July 21, 1998
Page 4


              This letter agreement may be executed in one or more counterparts, shall terminate on the third anniversary of the date hereof, and shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws.

                                              Very truly yours,

                                              BERG ELECTRONICS CORP.

                                                /s/ DAVID M. SINDELAR
                                              --------------------------
                                              David M. Sindelar
                                              Senior Vice President and
                                              Chief Financial Officer


Accepted and agreed to as of the date first set forth above:

FRAMATOME CONNECTORS INTERNATIONAL


By: /s/ MICHEL CUILHE'
   --------------------------------
Name:   Michel Cuilhe'
     ------------------------------
Title:  Chief Executive Officer
      -----------------------------